Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2012 (the “Effective Date”), between Aspect Software, Inc., a Delaware corporation (the “Company”), and Robert Krakauer (“Employee”).

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of July 9, 2012 (the “Prior Agreement”),

WHEREAS, the parties hereto desire to amend and restate the terms of the Prior Agreement effective as of the Effective Date, at which time the Prior Agreement will be superseded entirely by this Agreement; and

WHEREAS, Employee desires to continue in the employ of the Company as its Chief Financial Officer (CFO) and Executive Vice President on the terms and conditions set forth in this Agreement.

The parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Employee will serve as the Chief Financial Officer and an Executive Vice President of the Company, subject to the overall direction and authority of Employee’s manager or supervisor as designated by the Company from time to time.

(b) Employee will devote his or her reasonable best efforts and his or her full business time and attention to the business and affairs of the Company and its affiliates; provided that nothing in this Section 2(b) will prohibit Employee from devoting a reasonable amount of time to charitable or other similar activities. Employee will perform his or her duties and responsibilities hereunder to the best of his or her abilities in a diligent, trustworthy, businesslike and efficient manner.

3. Base Salary and Benefits.

(a) During the Employment Period, Employee’s base salary will be $400,000 per annum and will be subject to review by the Company’s Chief Executive Officer (the “CEO”) on an annual basis (the “Base Salary”), which salary will be payable in regular installments in accordance with the Company’s general payroll practices and will be subject to customary withholding.

(b) During the Employment Period, Employee will be entitled to participate in all of the Company’s employee benefit programs for which managerial employees of the Company are generally eligible (including with respect to paid time off, sick days and paid Company holidays) in accordance with the terms and conditions of such programs as the same may be amended or modified from time to time.

(c) During each fiscal year of the Employment Period, Employee will be entitled to earn an annual bonus in the amount of (i) up to 65% of Employee’s Base Salary upon the achievement of annual plan goals (the “Target Bonus”) and (ii) up to 80% of Employee’s Base Salary (inclusive of the Target Bonus) upon the achievement of annual stretch goals (the “Stretch Bonus”). Employee’s annual plan performance targets and annual stretch performance targets will be established annually by the Board in its sole discretion. Any bonus earned with respect to any partial fiscal year (if any) during the Employment Period will be prorated based upon the number of days elapsed in such fiscal year. In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), it is agreed that the bonus (if any) earned under this Section 3(c) shall be paid no later than (but may be paid earlier in accordance with the Company’s usual practices) March 15th of the calendar year immediately following the calendar year in which the fiscal year to which such bonus relates ended.

(d) The Company will reimburse Employee for all reasonable expenses incurred by him in the course of performing his or her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. To the extent that any reimbursements or in-kind benefits under this Agreement constitute “Non-qualified Deferred Compensation” for purposes of Code Section 409A, (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(e) [Reserved]

(f) The Company shall, or shall cause Parent (as defined below) to, pay to Employee a cash bonus (the “Value Enhancement Bonus”) upon a Liquidity Event (as defined below), as of the date of and in connection with the closing of a Liquidity Event in an amount calculated as provided on Exhibit A; provided that Employee is continuously employed by the Company through such date. If all or any portion of the Equity Value consists of non-cash consideration, then, at the Company’s option, either (i) the Value Enhancement Bonus shall be payable to Employee in cash or (ii) all or a portion of the Value Enhancement Bonus shall be payable to Employee in the same form of non-cash consideration (in the same proportion as such non-cash consideration constituted of the aggregate Equity Value); provided, however, that if the

Company determines to pay any portion of the Value Enhancement Bonus in the form of non-cash consideration pursuant to clause (ii) of the immediately preceding sentence, then the cash portion of the Value Enhancement Bonus shall not be less than the amount of Employee’s tax cost arising out of the payment of the Value Enhancement Bonus (i.e., the amount that Employee would be required to include as taxable income in the taxable period that includes the date of receipt multiplied by Employee’s then-current combined federal and state marginal income tax rate (taking into account the deductibility of state income tax for federal income tax purposes). Notwithstanding the foregoing, if Employee’s employment with the Company is terminated by the Company without Cause or due to Employee’s resignation for Good Reason within six (6) months prior to the execution of a definitive agreement that results in the Liquidity Event contemplated by such Agreement, then the Company shall pay Employee the Value Enhancement Bonus as if Employee were still employed by the Company on the date of the Liquidity Event.

(g) If any payment that Employee is eligible to receive as a Value Enhancement Bonus, when combined with any other payment or benefit Employment is eligible to receive as a result of a Liquidity Event or the termination of Employee’s employment with any the Company, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code, then the Company will use its reasonable efforts to cause any potential parachute payment to be disclosed to and submitted for approval by the equity holders of the Company in accordance with Section 280G(b)(5) of the Code and the regulations thereunder and make an unqualified recommendation of equity holders for such approval.

4. Term.

(a) The Employment Period will commence as of the Effective Date and will terminate upon the first to occur of (i) Employee’s resignation (with or without Good Reason (as defined in Section 4(g) below)), death or Disability (as defined in Section 4(e) below), (ii) termination by the Company at any time for Cause (as defined in Section 4(f) below) or without Cause, (iii) the fifth anniversary of the Effective Date and (iv) the consummation of a Qualifying Liquidity Event.

(b) Subject to the other terms and conditions of this Section 4(b), if the Employment Period is terminated by the Company without Cause or by Employee with Good Reason during the term of this Agreement, Employee will be entitled to continue to receive his Base Salary described in Section 3(a) above during the twelve (12) month period immediately following any such termination (subject to the following sentence, the “Severance Period”). If Employee is eligible for and elects to receive continuation group health coverage mandated by Section 4980B of the Internal Revenue Code or similar state laws (“COBRA”) during the Severance Period, Employee will be responsible for paying such COBRA premiums and the Company will reimburse Employee for the amount of the COBRA premiums; provided, however, that the Company shall have no obligation to reimburse Employee with respect to such COBRA premiums to the extent that the Company reasonably determines that reimbursement of such COBRA premiums could result in the imposition of excise taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended Any amounts payable under this Section 4(b) will be payable at such times as such amounts would have been payable had Employee’s employment not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to pay any amounts payable under this Section 4(b) during such times as Employee is in breach of Sections 5, 6 or 7 hereof. As a condition to the Company’s obligations (if any) to make the payments described in this Section 4(b), Employee will execute and deliver a general release in the form attached hereto as Exhibit B (the “General Release”). Employee shall forfeit all rights to payments and benefits described in this Section 4(b) unless the General Release is signed and delivered (and no longer subject to revocation) within sixty (60) days following the date of Employee’s separation from service (it being agreed that the Company shall provide notice to Employee not less than ten (10) business days prior to the expiration of such period). To the extent any such cash payment or continuing benefit to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Section 4(b) applied as though such payments commenced immediately upon Employee’s separation from service, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s separation from service. To the extent any such cash payment or continuing benefit to be provided is nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Employee’s separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Section 4(b) had such payments commenced immediately upon the Employee’s separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Employee’s separation from service. The Company may provide, in its sole discretion, that Employee may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that Employee shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 4(b), the Company may reimburse Employee the Company’s share of the cost of such benefits, if any, had such benefits commenced immediately upon Employee’s separation from service. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified therein.

(c) If the Employment Period is terminated for any reason other than by the Company without Cause or by Employee with Good Reason, Employee will be entitled only to receive his or her Base Salary through the date of termination.

(d) Except as otherwise expressly provided in Section 4(b) and Section 3(f) above, all of Employee’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the termination of the Employment Period will cease upon such termination. The Company may offset any amounts Employee owes the Company or its affiliates against any amounts the Company owes Employee hereunder. Employee’s termination of employment with the Company for any reason shall be deemed to automatically remove Employee, without further action, from any and all offices held by Employee with the Company or its affiliates, and Employee agrees to promptly sign and submit notice(s) of resignation or any other documents reasonably requested in order to effect the removal of Employee from any such offices.

(e) For purposes of this Agreement, “Disability” (i) means any physical or mental incapacitation which results in Employee’s inability to perform his or her duties and responsibilities for the Company for a total of 120 days during any twelve-month period, as determined by the CEO in his good faith judgment and (ii) will be deemed to have occurred on the 120th day of such inability to perform.

(f) For purposes of this Agreement, “Cause” means (i) a material breach by Employee of his duties and responsibilities which is not promptly remedied following delivery of written notice by the Company specifying such breach, (ii) the commission by Employee of a felony or any other crime involving moral turpitude, (iii) the commission by Employee of any act or omission involving theft, fraud, breach of trust or any material act of dishonesty involving the Company or its subsidiaries or any of its customers, suppliers or other business relations or (iv) a significant violation by executive of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.

(g) For purposes of this Agreement, “Good Reason” means Employee resigns his employment with the Company as a result of one or more of the following reasons: (i) the Company materially reduces the amount of Employee’s Base Salary or the employee benefits provided by the Company and its subsidiaries to Employee, other than any such reduction that affects, or that is similar to a change in benefits that affects, one or more other similarly situated employees of the Company and its subsidiaries or (ii) the Company changes Employee’s principal place of business to a location more than 30 miles from Chelmsford, MA; provided that Employee must deliver the Company written notice of his resignation for Good Reason no later than 30 days after the occurrence of any such event in order for Employee’s resignation with Good Reason to be effective hereunder, such resignation will not be effective until the 30th day following receipt of such written notice by the Company and such resignation shall not be deemed to be for “Good Reason” hereunder unless the circumstance giving rise to Employee’s “Good Reason” remains uncured at the end of such 30-day period.

(h) For purposes of this Agreement, “Liquidity Event” means (i) any sale or transfer by Aspect Software Group Holdings, Ltd., the Company’s parent company (“Parent”) or its subsidiaries of all or substantially all of their assets on a consolidated basis (for purposes hereof, “all or substantially all” shall have the meaning given to such term under Delaware law) to an unaffiliated third party, (ii) any consolidation, merger or other reorganization of Parent with or into any other entity or entities as a result of which (A) any person or group other than investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners obtains possession of the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (B) investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners cease to own, collectively, at least 20% (by value) of the surviving corporation’s shares of capital stock or (iii) any issuance, sale or transfer to any third party of shares of the Company’s or Parent’s capital stock by the holders thereof as a result of which (A) any person or group other than investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners obtains possession of the voting power (under ordinary circumstances) to elect a majority of the board of directors or (B) investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners cease to own, collectively, at least 20% (by value) of the Company’s or Parent’s shares of capital stock.

(i) For purposes of this Agreement, a “Qualifying Liquidity Event” means any Liquidity Event pursuant to or as a result of which Employee or his permitted transferee(s) receive at least $1,000,000 in gross proceeds in connection with any equity or equity-linked interest (including “phantom” equity, including the Value Enhancement Bonus) of Parent or its successor or options or other rights to acquire the same.

(j) For purposes of this Agreement, “Equity Value” means, as of a given date, the aggregate fair market value of the consideration (including, without limitation, cash or other property) actually received by all of the shareholders of Parent or Company, as applicable, on account of their equity interest in the Parent or Company in connection with a Liquidity Event, as determined by the Board in good faith and, with respect to any securities included in such consideration that are not immediately able to be sold by the recipient thereof on a public exchange, including discounts for lack of marketability or control.

5. Confidential Information. Employee acknowledges that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of the Company or any of its affiliates obtained by him or her while employed by the Company (“Confidential Information”) are the property of the Company or such affiliate. Therefore, Employee agrees that he or she shall not disclose to any unauthorized person or use for his or her own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act. Employee will deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) to the extent containing Confidential Information or Work Product (as defined in Section 6 below) of the Company or any of its affiliates which he or she may then possess or have under his or her control.

6. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company (“Work Product”) belong to the Company or such affiliate. Employee shall promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Unfair Competitive Activities; Protection of Trade Secrets.

(a) Employee acknowledges that Employee’s services to the Company require the use of information including a formula, pattern, compilation, program, device, method, technique, or process that the Company has made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (“Trade Secrets”). Employee further acknowledges and agrees that the Company would be irreparably damaged if Employee were to provide similar services requiring the use of such Trade Secrets to any person or entity competing with the Company or engaged in a similar business. Therefore, Employee agrees that during the period of Employee’s employment with the Company or any of its affiliates and during the twelve (12) month period immediately thereafter (the “Protection Period”), he or she will not, either directly or indirectly, for himself or herself or any other person or entity (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) hire any person who is (or in the case of a former employee, was an employee of the Company or any affiliate at any time during the 180 day period prior to any attempted hiring by Employee) an employee of the Company or any affiliate, (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company or any affiliate (including, without limitation, making any negative statements or communications about the Company or its affiliates) or (iv) Participate in any business in which he would be reasonably likely to employ, reveal, or otherwise utilize Trade Secrets used by the Company prior to the Employee’s termination in any geographical area in which the Company or any of its affiliates conduct business. “Participate” includes any interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Employee does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange.

(b) Employee agrees that the aforementioned covenant contained in Section 7(a) is reasonable with respect to its duration, geographical area and scope. In particular, Employee acknowledges and agrees that the Company and its affiliates conduct their businesses on a worldwide basis and that the geographic scope of the covenant contained in Section 7(a) is necessary to protect the goodwill and Confidential Information of the Company and its affiliates. Employee further acknowledges that the restrictions contained in Section 7(a) do not impose an undue hardship on him or her due to the fact that he or she has general business skills which may be used in industries other than those in which each of the Company and its affiliates conduct their businesses and do not deprive Employee of his or her livelihood. Employee agrees that the covenants made in Section 7(a) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court terminating any other provision(s) of this Agreement.

(c) If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(d) Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation of this Section 7, the Protection Period will be tolled until such breach or violation has been duly cured. Employee agrees that the restrictions contained in Sections 5, 6 and 7 are reasonable.

8. Additional Acknowledgments. Employee acknowledges that the provisions of Sections 5, 6 and 7 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. Employee expressly agrees and acknowledges that the restrictions contained in Sections 5, 6 and 7 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. Employee acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement.

9. Other Businesses. As long as Employee is employed by the Company, Employee agrees that he or she will not, except with the express written consent of the Company, become engaged in, render services for, or permit his or her name to be used in connection with any business other than the business of the Company or any of its affiliates (including, for avoidance of doubt, other portfolio companies of Golden Gate Capital); provided that Employee shall be entitled to make passive monetary investments (i.e., investments not involving any Participation in the applicable enterprise (as defined above, provided that for purposes of this Section 9, “Participate” shall also exclude the passive ownership of less than 10% of the equity of a private entity)).

10. No Withholding of Undisputed Payments. During the pendency of any dispute or controversy, the Company shall not withhold any payments or benefits due to Employee, whether under this agreement or otherwise, except of an amount equal (in the Company’s reasonable estimation) to the amount that is the subject of a bona fide dispute between the parties.

11. Indemnification.

(a) The Company shall indemnify Employee in accordance with the Company’s Articles of Incorporation, against all costs, charges and expenses incurred or sustained by executive, including the cost of legal counsel, in connection with any action, suit or proceeding to which Employee may be made a party by reason of Executive being or having been an officer, director, or employee of the Company or any of their respective subsidiaries or affiliates.

(b) Employee shall be covered during the entire term of the Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company or its affiliates, which such insurance shall be paid by the Company.

12. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than a Nondisclosure Agreement with Employee’s prior employer, the terms of which he has disclosed to the Company and which he does not expect to materially interfere with the performance of his obligations hereunder) and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he or she has had the opportunity to consult with independent legal counsel regarding his or her rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained herein.

13. Deferred Compensation Matters.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted the Employment Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Employee’s separation from service in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made in no even less frequently than monthly. Notwithstanding the foregoing, with respect to any payments that are intended to fall under the short-term deferral exemption from Code Section 409A, unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, all payments due thereunder shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

(d) Notwithstanding any other payment schedule provided herein to the contrary, if Employee is identified on the date of his separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) (which generally means a key employee of a corporation any stock of which is publicly traded on an established securities market or otherwise), then, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” (i) such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” and (B) the date of Employee’s death (the “Delay Period”) to the extent required under Code Section 409A and (ii) at the end of such six (6)-month period, the Company shall make an additional payment to Employee equal to the amount interest accruing at the then-current short-term applicable federal rate published by the Internal Revenue Service on the value of any such payment or benefit, accruing from the date on which it would have otherwise been paid or provided. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

(e) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii)

no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) Employee’s right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(f) For purposes of Code Section 409A, Employee’s right to receive any installment payment pursuant to the Employment Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Employee unless otherwise permitted by Code Section 409A.

14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to Employee at the address indicated in the Company’s payroll records, and to the Company at the address indicated below:

Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event that any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

16. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his or her rights or delegate his or her obligations hereunder without the prior written consent of the Company. Each of the Company’s affiliates are intended third party beneficiaries of this Agreement.

20. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Each party hereto submits to the co-exclusive jurisdiction of the United States District Court for Massachusetts, and of any Massachusetts state court sitting in Boston, Massachusetts over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. It is agreed and understood that Employee shall not be entitled to bind the Company in connection with this Agreement or any matter arising hereunder.

22. Option Cancellation. Employee acknowledges and agrees, for the benefit of the Company and Parent and in consideration of the amendments to the Prior Agreement contained in this Agreement, that the Share Option Agreement, dated as of July 9, 2012, between Employee and Parent (the “Option Agreement”) is hereby terminated, and that neither Parent nor any of its subsidiaries or affiliates shall have any obligation, under the Option Agreement or otherwise, to issue any equity interest to Employee.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ASPECT SOFTWARE, INC.

By:	/s/ Stewart Bloom

Its:	CEO

EMPLOYEE

/s/ Robert Krakauer
Robert Krakauer